Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor and Press Contact:
Brian K. Finneran
President
(516) 548-8500

Hanover Bancorp, Inc. Reports Third Calendar Quarter and
Fiscal Year 2021 Results highlighted by Record Levels of Net
Income, Net Interest Income and Net Interest Margin

Third Calendar Quarter and Fiscal Year Performance Highlights

●
Net Income: Net income for the quarter ended September 30, 2021, totaled $7.1 million or $1.25 per diluted common share, versus $1.5 million or $0.37 per diluted common share recorded in the same period a year ago. The Company recorded adjusted (non-GAAP) net income (excluding merger-related charges) of $7.2 million in the quarter ended September 30, 2021, versus adjusted (non-GAAP) net income of $1.7 million in the comparable 2020 quarter. The Company recorded net income for the fiscal year ended September 30, 2021, of $10.9 million or $2.28 per diluted common share compared with $5.0 million or $1.18 per diluted common share in the 2020 fiscal year. The Company recorded adjusted (non-GAAP) net income (primarily excluding merger-related charges) of $14.4 million for the fiscal year ended September 30, 2021, versus adjusted (non-GAAP) net income of $5.9 million in the 2020 fiscal year.

●
Financial Performance Metrics:  Returns on average total assets and average stockholders’ equity were 1.88% and 23.45%, respectively, in the quarter ended September 30, 2021, versus 0.76% and 7.97% in the comparable 2020 period.

●	Record Net Interest Income: Net interest income was $16.1 million for the quarter ended September 30, 2021, an increase of $8.8 million, or 119.0%, versus the comparable 2020 quarter.
●
Record Net Interest Margin: The Company’s net interest margin increased significantly during the quarter ended September 30, 2021, to 4.51% versus 3.74% in the quarter ended June 30, 2021, and 3.73% in the quarter ended September 30, 2020.  Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.76% and 3.55% in the quarters ended September 30, 2021, and June 30, 2021, respectively.

●	Balance Sheet: Assets totaled $1.48 billion at September 30, 2021, versus $1.54 billion at June 30, 2021, and $851.6 million at September 30, 2020.
●
Capital Strength: The Bank’s Tier 1 leverage ratio was 9.45% and its Total Risk-Based capital ratio was 15.59% at September 30, 2021, each significantly above the regulatory minimums for a well-capitalized institution.

●	Tangible Book Value Per Share: Tangible book value per common share increased to $18.49 at September 30, 2021, from $17.40 at June 30, 2021, and $18.23 at September 30, 2020.
●
Strong Lending Activity: On a linked quarter basis, the Company exhibited net loan growth, excluding Paycheck Protection Program (“PPP”) loans, of $53.8 million or 20.45% on an annualized basis. At September 30, 2021, the Company’s loan pipeline was approximately $319.0 million.

●
Expansion into New Jersey Market: The Company intends to open a full-service branch and loan production office in Freehold, New Jersey in December.  This location will expand the Company’s niche Small Business Administration (“SBA”) lending footprint into both the New Jersey and eastern Pennsylvania marketplaces.

Mineola, NY – October 28, 2021 – Hanover Bancorp, Inc. (“Hanover” or “the Company”), the holding company for Hanover Community Bank (“the Bank”) today reported significant performance achievements for the quarter ended September 30, 2021, highlighted by record levels of net income, net interest income and net interest margin. Further, the Company successfully completed  the full integration of its Savoy Bank acquisition during the third quarter.

Earnings Summary for the Quarter Ended September 30, 2021

The Company reported net income for the quarter ended September 30, 2021, of $7.1 million or $1.25 per diluted common share, versus $1.5 million or $0.37 per diluted common share in the comparable year ago period, representing an increase of $5.5 million. Returns on average total assets and average stockholders’ equity were 1.88% and 23.45%, respectively, in the quarter ended September 30, 2021, versus 0.76% and 7.97% in the comparable 2020 period.

The improvement in net income recorded in the third calendar quarter of 2021 resulted from an $8.8 million or 119.0% increase in net interest income coupled with a $1.6 million improvement in non-interest income. Partially offsetting these positive factors was a $2.4 million increase in total operating expenses, principally resulting from growth in compensation and benefits due largely to growth in personnel from the acquisition of Savoy Bank (“Savoy”) in May 2021, coupled with a $600 thousand increase in the provision for loan losses expense due to growth in the loan portfolio in the third calendar quarter of 2021. The year-over-year growth in net interest income was due to a substantial widening of the Company’s net interest margin to 4.51% in 2021 from 3.73% in the comparable 2020 quarter. The margin improvement resulted principally from an increase in average interest-earning assets of $633.7 million in 2021, primarily related to the acquisition of Savoy, and a 91 basis point reduction in the cost of interest-bearing liabilities to 0.55% in 2021 from the third calendar quarter of 2020.

Excluding merger-related charges recorded in the third calendar quarter of 2021, adjusted (non-GAAP) net income was $7.2 million or $1.28 per diluted common share, versus 2020 adjusted net income of $1.7 million or $0.41 per diluted common share. Third calendar quarter returns on average total assets and average stockholders’ equity, excluding merger-related charges in each period, were 1.92% and 23.95%, respectively in 2021, versus 0.84% and 8.91% a year ago.

Earnings Summary for the Fiscal Year Ended September 30, 2021

For the fiscal year ended September 30, 2021, the Company reported net income of $10.9 million or $2.28 per diluted common share, versus $5.0 million or $1.18 per diluted common share a year ago.  Returns on average total assets and average stockholders’ equity for the fiscal year ended September 30, 2021, were 0.99% and 11.53%, respectively, versus 0.58% and 6.63% in the fiscal year ended September 30, 2020.

The significant improvement in earnings compared to the prior year period resulted from increases in net interest income (up $14.6 million) and non-interest income (up $2.0 million) and a $250 thousand reduction in the provision for loan losses expense in the 2021 period. The growth in net interest income resulted from a 68 basis point improvement in the net interest margin to 3.97% in 2021 coupled with growth in average interest-earning assets of $226.0 million versus the year ago period. Partially offsetting these positive factors was a $9.0 million increase in total operating expenses, due principally to significant increases in acquisition-related costs and compensation and benefits expenses, each due to the Savoy acquisition in fiscal year 2021, and an increase in the Company’s effective tax rate to 22.8% in 2021 from 20.0% a year ago

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s results: “I am extremely pleased with Hanover’s third calendar quarter 2021 financial results which produced record levels of net income, net interest income and net interest margin for the Company. I am also very excited to announce that we successfully completed the full integration of our strategic acquisition of Savoy Bank which will now enable us to build our earning asset base across multiple highly profitable lending niches. We now possess a well-diversified earning asset engine primarily funded by strong deposit generating businesses. Further, we are currently exploring several FinTech-related partnerships that, if completed, would benefit us in generating additional low-cost deposit funding. We also believe that Hanover can capitalize on the merger disruption caused by the large number of recently announced or closed bank mergers in our marketplace. We are confident that these factors, coupled with an improving local economy, will  help us create one of the premier community banks in the metro New York City area.

Mr. Puorro also noted, “Growth in shareholder value is always our number one priority at Hanover Bancorp. This hallmark of our success continues to be reflected by growth in tangible book value per share which increased on a linked quarter basis by $1.09, or 6.3%, to $18.49 per share at September 30, 2021.

Balance Sheet Highlights

Total assets at September 30, 2021, grew to $1.48 billion versus $851.6 million at the comparable 2020 date primarily due to the Savoy acquisition. Total deposits at September 30, 2021, increased to $1.16 billion compared to $664.8 million at September 30, 2020, the result of growth in core deposits (Demand, N.O.W., Savings and Money Market) of $516.8 million resulting from deposits acquired in the Savoy transaction as well as significant growth in the Company’s municipal deposits.

The Company had $350.5 million in total municipal deposits at September 30, 2021, at a weighted rate of 0.23% versus $14.9 million at the comparable 2020 date. The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace. This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than consumer banking.

Total borrowings at September 30, 2021, were $159.6 million, including $117.7 million in Federal Reserve Paycheck Protection Program Liquidity Facility advances, with a weighted average rate and term of 0.62% and 43 months, respectively. Management reduced usage of its Federal Home Loan Bank (“FHLB”) borrowing capacity in the third calendar quarter of 2021 as other lower cost funding options were utilized to replace maturing FHLB advances. At September 30, 2021, the Bank had $41.7 million of FHLB advances outstanding versus $69.0 million a year ago.  The Company had $35.9 million in additional borrowing capacity from the FHLB at September 30, 2021.

Stockholders’ equity increased to $122.5 million at September 30, 2021, from $78.0 million at the comparable 2020 date resulting in an increase in tangible book value per share over the past twelve months to $18.49 at September 30, 2021, from $18.23 at the comparable 2020 date.

Loan Portfolio Growth and Allowance for Loan Losses

On a linked quarter basis, the Company exhibited net loan growth, excluding PPP loans, of $53.8 million or 20.45 % on an annualized basis. For the twelve months ended September 30, 2021, the Bank’s loan portfolio grew to $1.25 billion, primarily due to the acquisition of Savoy. Year over year growth was concentrated primarily in multi-family, commercial real estate, and PPP loans. At September 30, 2021, the Company’s residential loan portfolio amounted to $444.1 million, with an average loan balance of $419 thousand and a weighted average loan-to-value ratio of 53%. Commercial real estate loans totaled $630.9 million at September 30, 2021, with an average loan balance of $1.1 million and a weighted average loan-to-value ratio of 55%. The Company’s commercial real estate concentration ratio was 355% of capital at September 30, 2021, versus 246% of capital at the comparable 2020 date. At September 30, 2021, the Company’s loan pipeline was approximately $319.0 million with a weighted average coupon, excluding fees, of 4.26%.

Historically, the Bank has generated additional income by strategically originating and selling its primary lending products to other financial institutions at premiums, while also retaining servicing rights in some sales. The Bank expects that it will continue to originate loans, for its own portfolio and for sale, which will result in continued growth in interest income while also realizing gains on sale of loans to others and recording servicing income. During the quarter ended September 30, 2021, the Company sold $12.6 million in performing residential and SBA loans and recorded gains on the sale of loans held-for-sale of $619 thousand versus gains of $212 thousand in the quarter ended June 30, 2021. The Company did not record any gains on the sale of performing loans in the quarter ended September 30, 2020.  During the twelve months ended September 30, 2021, the Company recorded cumulative gains of $1.3 million on the sale of loans held-for-sale.

During the third calendar quarter of 2021, the Bank recorded a provision for loan losses expense of $700 thousand. The September 30, 2021, allowance for loan losses balance was $8.6 million versus $7.9 million a year ago. The allowance for loan losses as a percent of total loans was 0.69% at September 30, 2021, versus 0.61% at June 30, 2021, and 1.09% at September 30, 2020. The allowance for loan losses as a percent of total loans excluding acquired loans (“originated loans”) was 1.13% at September 30, 2021. At September 30, 2021, non-performing loans totaled $9.5 million of which $4.8 million represented legacy Savoy Bank originated loans that were either written down to fair value at the acquisition date or are 100% guaranteed by the SBA. The remaining $4.7 million of non-performing loans represent Hanover originated residential credits with a weighted average loan-to-value ratio of 60%.

Record Net Interest Margin

The Bank’s net interest margin improved to a record 4.51% during the third calendar quarter of 2021, versus 3.73% in the comparable 2020 quarter and 3.74% in the quarter ended June 30, 2021. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.76% and 3.55% in the quarters ended September 30, 2021, and June 30, 2021, respectively.

Expansion into New Jersey Market

The Company intends to open a full-service branch and loan production office in Freehold, New Jersey in December.  This location, coupled with our success in recruiting business development officers in recent months, will expand the Company’s SBA lending footprint into both the New Jersey and eastern Pennsylvania marketplaces.

Operating Efficiency Ratio

The Bank’s operating efficiency ratio was 44.6% in the third calendar quarter of 2021 versus 74.3% a year ago.  The third calendar quarter 2021 adjusted (non-GAAP) operating efficiency ratio, which excludes merger-related charges, was 43.5%.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc., is a locally owned and operated privately held stock bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to local needs. Management and the Board of Directors are comprised of a select group of successful local businessmen and women who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities. Backed by state-of-the-art technology, Hanover offers a full range of financial services. Hanover employs a complete suite of consumer and commercial banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit. Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more. The Company’s corporate administrative office is located in Mineola, New York where it also operates a full service branch office along with additional branch locations in Garden City Park, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. For further information, call 516-548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s adjusted operating earnings, adjusted net interest margin, adjusted returns on average assets and shareholders’ equity, and adjusted operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of adjusted operating net income and adjusted operating efficiency ratio for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect. They can be affected by inaccurate assumptions Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties. Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time. Consequently, no forward-looking statement can be guaranteed. Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.
STATEMENTS OF CONDITION (unaudited)
(dollars in thousands)

	September 30, 2021	June 30, 2021	September 30, 2020
Assets
Cash and cash equivalents	$166,544	$170,934	$80,209
Securities-available for sale, at fair value	7,747	7,777	6,035
Investments-held to maturity	8,611	8,987	10,727
Loans held for sale	-	3,883	-

Loans, net of deferred loan fees and costs	1,247,125	1,293,262	725,019
Less: allowance for loan losses	(8,552)	(7,852)	(7,869)
Loans, net	1,238,573	1,285,410	717,150

Goodwill	19,168	18,100	1,901
Premises & fixed assets	15,002	14,606	14,156
Other assets	28,996	31,746	21,428
Assets	$1,484,641	$1,541,443	$851,606

Liabilities and stockholders' equity
Core deposits	$786,826	$698,733	$270,007
Time deposits	377,836	460,689	394,753
Total deposits	1,164,662	1,159,422	664,760

Borrowings	159,642	228,625	85,154
Note payable	-	-	14,984
Subordinated debentures	24,513	24,498	-
Other liabilities	13,295	13,660	8,665
Liabilities	1,362,112	1,426,205	773,563

Stockholders' equity	122,529	115,238	78,043
Liabilities and stockholders' equity	$1,484,641	$1,541,443	$851,606

HANOVER BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020

Interest income	$17,760	$9,751	$48,675	$40,133
Interest expense	1,629	2,385	6,967	13,011
Net interest income	16,131	7,366	41,708	27,122
Provision for loan losses	700	100	1,000	1,250
Net interest income after provision for loan losses	15,431	7,266	40,708	25,872

Loan fees and service charges	255	111	703	301
Service charges on deposit accounts	61	12	127	62
Gain on sale of loans held-for-sale	619	-	1,307	917
Gain on sale of investments	-	-	240	-
Other operating income	786	12	972	84
Non-interest income	1,721	135	3,349	1,364

Compensation and benefits	4,528	3,020	15,009	11,182
Occupancy and equipment	1,298	1,169	4,978	4,462
Data processing	346	234	1,280	911
Marketing and advertising	33	16	118	296
Acquisition costs	197	214	4,430	450
Professional fees	616	438	1,706	2,070
Other operating expenses	940	481	2,484	1,651
Non-interest expense	7,958	5,572	30,005	21,022

Income before income taxes	9,194	1,829	14,052	6,214
Income tax expense	2,138	283	3,201	1,240

Net income	$7,056	$1,546	$10,851	$4,974

Basic earnings per share	$1.27	$0.38	$2.32	$1.20
Diluted earnings per share	$1.25	$0.37	$2.28	$1.18

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
QUARTERLY TREND
(dollars in thousands, except per share data)

	Three Months Ended
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020

Interest income	$17,760	$12,038	$9,380	$9,497	$9,751
Interest expense	1,629	1,590	1,578	2,170	2,385
Net interest income	16,131	10,448	7,802	7,327	7,366
Provision for loan losses	700	-	200	100	100
Net interest income after provision for loan losses	15,431	10,448	7,602	7,227	7,266

Loan fees and service charges	255	257	125	66	111
Service charges on deposit accounts	61	34	17	15	12
Gain on sale of loans held-for-sale	619	212	295	181	-
Gain on sale of investments	-	-	240	-	-
Other operating income	786	147	15	24	12
Non-interest income	1,721	650	692	286	135

Compensation and benefits	4,528	3,980	3,325	3,176	3,020
Occupancy and equipment	1,298	1,300	1,209	1,171	1,169
Data processing	346	419	270	245	234
Marketing and advertising	33	18	19	48	16
Acquisition costs	197	3,937	151	145	214
Professional fees	616	370	308	412	438
Other operating expenses	940	708	443	393	481
Non-interest expense	7,958	10,732	5,725	5,590	5,572

Income before income taxes	9,194	366	2,569	1,923	1,829
Income tax expense	2,138	145	514	404	283

Net income	$7,056	$221	$2,055	$1,519	$1,546

Basic earnings per share	$1.27	$0.05	$0.49	$0.36	$0.38
Diluted earnings per share	$1.25	$0.05	$0.48	$0.36	$0.37

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.
CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020

ADJUSTED NET INCOME:
Net income, as reported	$7,056	$1,546	$10,851	$4,974
Adjustments:
Merger-related expenses	197	214	4,430	450
Debt extinguishment charges	-	-	54	-
Litigation and proxy-related expenses	-	-	-	742
Total adjustments, before income taxes	197	214	4,484	1,192
Adjustment for reported effective income tax rate	46	33	978	255
Total adjustments, after income taxes	151	181	3,506	937
Adjusted net income	$7,207	$1,727	$14,357	$5,911
Basic earnings per share - adjusted	$1.30	$0.41	$3.07	$1.42
Diluted earnings per share - adjusted	$1.28	$0.41	$3.02	$1.40

ADJUSTED NET INTEREST INCOME:
Net interest income, as reported	$16,131	$7,366	$41,708	$27,122
Adjustments:
Debt extinguishment charges	-	-	54	-
Adjusted net interest income	$16,131	$7,366	$41,762	$27,122

ADJUSTED NET INTEREST MARGIN:
Net interest margin, as reported	4.51%	3.73%	3.97%	3.29%
Adjustments:
Debt extinguishment charges	-	-	0.01%	-
Adjusted net interest margin	4.51%	3.73%	3.98%	3.29%

ADJUSTED OPERATING EFFICIENCY RATIO(2):
Operating efficiency ratio, as reported	44.58%	74.26%	66.95%	73.79%
Adjustments:
Merger-related expenses	-1.10%	-2.87%	-9.87%	-1.58%
Debt extinguishment charges	-	-	-0.08%	-
Litigation and proxy-related expenses	-	-	-	-2.60%
Adjusted operating efficiency ratio	43.48%	71.39%	57.00%	69.61%

ADJUSTED RETURN ON AVERAGE ASSETS	1.92%	0.84%	1.31%	0.69%
ADJUSTED RETURN ON AVERAGE EQUITY	23.95%	8.91%	15.26%	7.88%

(1)  A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

(2) Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.
SELECTED FINANCIAL DATA (unaudited)
(dollars in thousands)

	Three Months Ended		Fiscal Year Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020
Profitability:
Return on average assets	1.88%	0.76%	0.99%	0.58%
Return on average equity	23.45%	7.97%	11.53%	6.63%
Yield on average interest-earning assets	4.97%	4.94%	4.63%	4.87%
Cost of average interest-bearing liabilities	0.55%	1.46%	0.81%	1.87%
Net interest rate spread (1)	4.42%	3.48%	3.82%	3.00%
Net interest margin (2)	4.51%	3.73%	3.97%	3.29%
Non-interest expense to average assets	2.12%	2.72%	2.75%	2.47%
Operating efficiency ratio (3)	44.58%	74.26%	66.95%	73.79%

Average balances:
Interest-earning assets	$1,419,148	$785,486	$1,050,259	$824,247
Interest-bearing liabilities	1,174,266	648,285	859,804	697,040
Loans	1,277,091	720,730	934,066	717,834
Deposits	1,128,956	638,354	843,010	669,497
Borrowings	225,929	90,313	145,334	99,550

(1)	Represents the difference between the yield on average interest-earning and the cost of average interest-bearing liabilities.
(2)	Represents net interest income divided by average interest-earning assets.
(3)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.
SELECTED FINANCIAL DATA (unaudited)
(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Asset quality:
Provision for loan losses	$700	$-	$200	$100
Net (recoveries)/charge-offs	-	(327)	-	(10)
Allowance for loan losses	8,552	7,852	8,179	7,979
Allowance for loan losses to total loans (1)	0.69%	0.61%	1.07%	1.09%
Allowance for loan losses to originated loans (1)	1.13%	1.13%	1.18%	1.22%
Non-performing loans (2)(3)	$9,547	$8,120	$9,350	$4,053
Non-performing loans/total loans	0.77%	0.63%	1.22%	0.56%
Non-performing loans/total assets	0.64%	0.53%	1.05%	0.46%
Allowance for loan losses/non-performing loans	89.58%	96.70%	87.48%	196.87%

Capital (Bank only):
Tier 1 Capital	$123,665	$118,536	$103,199	$100,518
Tier 1 leverage ratio	9.45%	11.20%	12.00%	12.04%
Common equity tier 1 capital ratio	14.54%	14.05%	21.23%	21.49%
Tier 1 risk based capital ratio	14.54%	14.05%	21.23%	21.49%
Total risk based capital ratio	15.59%	15.01%	22.49%	22.75%

Equity data:
Common shares outstanding	5,563,426	5,552,457	4,194,890	4,185,534
Stockholders' equity	$122,529	$115,238	$82,245	$80,024
Book value per common share	22.02	20.75	19.61	19.12
Tangible common equity	102,881	96,636	80,516	78,103
Tangible book value per common share	18.49	17.40	19.19	18.66
Tangible common equity ("TCE") ratio	7.02%	6.35%	9.06%	8.93%

(1)	Calculation excludes loans held for sale.
(2)	Includes $2.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 9/30/21.
(3)	Includes $3.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 6/30/21.

Note: Prior period information has been adjusted to conform to current period presentation

HANOVER BANCORP, INC.
STATISTICAL SUMMARY
QUARTERLY TREND
(unaudited,dollars in thousands, except share data)

	9/30/2021	6/30/2021	3/31/2021	12/31/2020

Loan distribution (1):
Residential mortgages	$420,445	$429,107	$408,729	$424,479
Multifamily	266,715	227,887	175,779	147,266
Commercial real estate	364,178	341,102	117,966	115,358
Commercial & industrial	172,077	270,481	37,355	20,214
Home equity	23,697	24,669	23,747	21,405
Consumer	13	16	20	30

Total loans	$1,247,125	$1,293,262	$763,596	$728,752

Sequential quarter growth rate	-3.57%	69.36%	4.78%	0.51%

Loans sold during the quarter	$13,997	$13,498	$9,367	$8,443

Funding distribution:
Demand	$191,537	$179,259	$122,388	$86,266
N.O.W	353,978	250,172	150,017	93,258
Savings	60,163	58,217	44,386	44,072
Money market	181,148	211,085	96,201	87,843
Total core deposits	786,826	698,733	412,992	311,439
Time	377,836	460,689	305,192	376,877
Total deposits	1,164,662	1,159,422	718,184	688,316
Borrowings	159,642	228,625	56,417	74,514
Subordinated debentures	24,513	24,498	24,482	24,468

Total funding sources	$1,348,817	$1,412,545	$799,083	$787,298

Sequential quarter growth rate - total deposits	0.45%	61.44%	4.34%	3.54%

Period-end core deposits/total deposits ratio	67.56%	60.27%	57.51%	45.25%

Period-end demand deposits/total deposits ratio	16.45%	15.46%	17.04%	12.53%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)
(dollars in thousands, except share and per share amounts)

	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Tangible common equity
Total equity	$122,529	$115,238	$82,245	$80,024	$78,043
Less: goodwill	(19,168)	(18,100)	(1,710)	(1,901)	(1,901)
Less: core deposit intangible	(480)	(502)	(19)	(20)	(22)
Tangible common equity	$102,881	$96,636	$80,516	$78,103	$76,120

Tangible common equity ("TCE") ratio
Tangible common equity	$102,881	$96,636	$80,516	$78,103	$76,120
Total assets	1,484,641	1,541,443	890,432	876,883	851,606
Less: goodwill	(19,168)	(18,100)	(1,710)	(1,901)	(1,901)
Less: core deposit intangible	(480)	(502)	(19)	(20)	(22)
Tangible assets	$1,464,993	$1,522,841	$888,703	$874,962	$849,683
TCE ratio	7.02%	6.35%	9.06%	8.93%	8.96%

Tangible book value per share
Tangible common equity	$102,881	$96,636	$80,516	$78,103	$76,120
Common shares outstanding	5,563,426	5,552,457	4,194,890	4,185,534	4,175,144
Tangible book value per share	$18.49	$17.40	$19.19	$18.66	$18.23

(1)  A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

HANOVER BANCORP, INC.
NET INTEREST INCOME ANALYSIS
For the Three Months Ended September 30, 2021 and 2020
(unaudited, dollars in thousands)

	2021			2020
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Assets:
Interest-earning assets:
Loans	$1,277,091	$17,496	5.44%	$720,730	$9,516	5.25%
Investment securities	16,526	162	3.89%	16,895	177	4.17%
Interest-earning cash	120,080	47	0.16%	44,103	10	0.09%
FHLB stock and other investments	5,451	55	4.00%	3,758	48	5.08%
Total interest-earning assets	1,419,148	17,760	4.97%	785,486	9,751	4.94%
Non interest-earning assets:
Cash and due from banks	18,494			4,645
Other assets	49,718			23,946
Total assets	$1,487,360			$814,077

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W and money market deposits	$523,257	$360	0.27%	$176,428	$138	0.31%
Time deposits	425,080	693	0.65%	381,544	1,758	1.83%
Total savings and time deposits	948,337	1,053	0.44%	557,972	1,896	1.35%
Fed funds purchased & FHLB & FRB advances	201,425	249	0.49%	75,330	264	1.39%
Note payable	-	-	0.00%	14,983	225	5.97%
Subordinated debentures	24,504	327	5.29%	-	-	0.00%
Total interest-bearing liabilities	1,174,266	1,629	0.55%	648,285	2,385	1.46%
Demand deposits	180,619			80,382
Other liabilities	13,096			8,286
Total liabilities	1,367,981			736,953
Stockholders' equity	119,379			77,124
Total liabilities & stockholders' equity	$1,487,360			$814,077
Net interest rate spread			4.42%			3.48%
Net interest income/margin		$16,131	4.51%		$7,366	3.73%

HANOVER BANCORP, INC.
NET INTEREST INCOME ANALYSIS
For the Fiscal Years Ended September 30, 2021 and 2020
(unaudited, dollars in thousands)

	2021			2020
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Assets:
Interest-earning assets:	0.00			0.00
Loans	$934,066	$47,685	5.11%	$717,834	$38,640	5.38%
Investment securities	16,845	685	4.07%	13,907	523	3.76%
Interest-earning cash	94,869	111	0.12%	87,828	693	0.79%
FHLB stock and other investments	4,479	194	4.33%	4,678	277	5.92%
Total interest-earning assets	1,050,259	48,675	4.63%	824,247	40,133	4.87%
Non interest-earning assets:
Cash and due from banks	9,674			5,588
Other assets	33,002			22,219
Total assets	$1,092,935			$852,054

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W and money market deposits	$333,997	$903	0.27%	$179,106	$1,445	0.81%
Time deposits	380,473	3,822	1.00%	418,384	9,180	2.19%
Total savings and time deposits	714,470	4,725	0.66%	597,490	10,625	1.78%
Fed funds purchased & FHLB & FRB advances	120,918	881	0.73%	84,568	1,491	1.76%
Note payable	328	73	22.26%	14,982	895	5.97%
Subordinated debentures	24,088	1,288	5.35%	-	-	0.00%
Total interest-bearing liabilities	859,804	6,967	0.81%	697,040	13,011	1.87%
Demand deposits	128,540			72,007
Other liabilities	10,519			8,031
Total liabilities	998,863			777,078
Stockholders' equity	94,072			74,976
Total liabilities & stockholders' equity	$1,092,935			$852,054
Net interest rate spread			3.82%			3.00%
Net interest income/margin		$41,708	3.97%		$27,122	3.29%